Exhibit 99(a)

                                                    3/31/97

Contact: Eric Rascoe (412-244-6400)

FOR IMMEDIATE RELEASE

  Thermal Industries Receives Unsolicited Merger Proposal from
                           Hicks Muse;
    Calls Special Shareholders Meeting to Vote on HIG Merger

     PITTSBURGH -- March 31, 1997 -- Thermal Industries, Inc. ("Thermal") (NASDAQ: THMP) announced today that its Board of Directors received a letter from Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") dated March 27, 1997 stating that Hicks, Muse, Tate & Furst Equity Fund III, L.P. is prepared to offer $19.00 per share in cash for all outstanding shares of Thermal (the "Hicks Muse Proposal"). The Hicks Muse Proposal is conditioned on satisfactory completion of due diligence which Hicks Muse stated it would complete within 10 days after being permitted access to nonpublic information regarding Thermal, but is not conditioned upon third party financing. Hicks Muse stated its belief that there would be no regulatory uncertainty involved in a transaction between Thermal and Hicks Muse. Hicks Muse also stated that upon completion of confirmatory due diligence and lawful termination of Thermal's agreements with H.I.G. Investment Group, L.P. ("HIG"), Hicks Muse would be prepared to enter into agreements with Thermal containing terms and conditions substantially similar to the agreements which Thermal presently has with affiliates of HIG, except that Thermal's principal shareholders (David H. Weis and Eric Rascoe) would not be required to enter into an Indemnity and Fee Agreement or related Escrow Agreement. Hicks Muse requested a response from Thermal's Board of Directors by April 2, 1997.

     Thermal is a party to an Agreement and Plan of Merger dated January 6, 1997 with affiliates of HIG (the "HIG Merger"), and its principal shareholders are parties to an Indemnity and Fee Agreement with affiliates of HIG. Under the terms of the HIG Merger, Thermal shareholders will receive $15 per share in cash.

     The principal shareholders of Thermal, who own more than 50% of Thermal's common stock, have informed Thermal's Board of Directors that they intend to vote for the HIG Merger and would not intend to vote in favor of any Hicks Muse transaction because they believe that HIG would represent a better strategic fit for Thermal and that the HIG Merger would be better for Thermal's employees and the communities in which Thermal is located. Thermal's Board has determined to take no action with respect to the Hicks Muse Proposal, has called a special shareholders meeting for May 13, 1997 to vote on the HIG Merger (Thermal's Board having previously approved the HIG Merger) and has set April 18, 1997 as the record date for voting on the HIG Merger. The Board made its determination and took these actions because of (i) the position of the principal shareholders regarding the HIG Merger and the Hicks Muse Proposal, (ii) the importance of avoiding exposing the Company to paying a substantial fee to HIG pursuant to the HIG Merger agreement and (iii) uncertainty regarding the effect upon the Hicks Muse Proposal, including whether the $19 per share offered price would be reduced, if Thermal became obligated to pay a significant fee to HIG pursuant to the HIG Merger agreement.

     The HIG Merger agreement contains provisions which obligate Thermal to pay to HIG $5 million and reimburse its expenses up to $500,000 in the event that the HIG Merger is not consummated because (i) Thermal's Board authorizes or recommends or Thermal enters into another acquisition agreement or agreement in principle, or Thermal's Board fails to recommend, withdraws or adversely modifies its recommendation of the HIG Merger or terminates the HIG Merger agreement due to a third party acquisition proposal, (ii) Thermal's Board or its principal shareholders fail to call a special shareholders meeting to vote on the HIG Merger or (iii) Thermal's shareholders approve a third party acquisition transaction, or in the event that on or before May 30, 1997 a third party acquires more than 50% of the common stock of Thermal. The HIG Merger agreement also provides that if the HIG Merger is not consummated because the shares held by Thermal's principal shareholders are not voted for the HIG Merger at Thermal's special shareholders meeting and the $5 million break-up fee and expense reimbursement described in the foregoing sentence is not owed by Thermal to HIG, Thermal is obligated to pay $1 million to HIG. Thermal filed with the Securities and Exchange Commission a copy of the HIG Merger agreement as an exhibit to its January 7, 1997 Form 8-K and is filing a Form 8-K with respect to the Hicks Muse Proposal which will have as an exhibit the Hicks Muse letter received by Thermal's Board of Directors.

     Thermal anticipates mailing proxy materials to its shareholders regarding the HIG Merger immediately following the record date for the special shareholders meeting.